Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Dated October 10, 2023

(To Preliminary Prospectus dated September 19, 2023)

Registration Statement No. 333-273628

Filed Pursuant to Rule 433 Issuer Free Writing Prospectus Dated October 9, 2023 (To Preliminary Prospectus dated September 19, 2023) Registration Statement No. 333 - 273628 Free Writing Prospectus Richtech Robotics Inc. Presentation This free writing prospectus relates to the proposed public offering of Richtech Robotics Inc . (the “Company”) that is being registered on a Registration Statement on Form S - 1 (No . 333 - 273628 ) (the “Registration Statement”) and should be read together with the preliminary prospectus dated September 19 , 2023 included in that Registration Statement which can be accessed through the following link : https : //www . sec . gov/Archives/edgar/data/ 1963685 / 000121390023077833 /fs 12023 a 2 _richtechrobot . htm The Company has filed the Registration Statement with the SEC for the offering to which this communication relates . Before you invest, you should carefully read the prospectus in that Registration Statement, any later - dated prospectus relating to the offering and all related exhibits to the Registration Statement for more complete information about the Company and this offering . You may get these documents for free by visiting EDGAR on the SEC website at www . sec . gov . Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by emailing R . F . Lafferty & Co . , Inc . , at info@rflafferty . com .

INVESTOR PRESENTATION October 2023 TT0 VLL1

DISCLAIMER

The securities of Richtech Robotics Inc. ("Richtech," "we," "us," "our" or the "Company") may only be sold pursuant to an effective registration statement filed with the Securities and Exchange Commission (the "SEC") or an exemption therefrom. The information provided herein is provided to you on the condition that you agree that you will hold it in strict confidence and not reproduce it or disclose it to any third party in whole or in part. By receiving this information, the recipient expressly agrees to maintain the confidentiality of the information herein and to use any such information in accordance with its compliance policies, contractual obligations and applicable law, including federal and state securities laws.

This presentation may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are characterized by future or conditional verbs such as “may,” “will,” “expect,” “intend,” “anticipate,” believe,” “estimate” and “continue” or similar words. You should read statements that contain these words carefully because they discuss future expectations and plans, which contain projections of future results of operations or financial condition or state other forward-looking information. Such statements are only predictions and our actual results may differ materially from those anticipated in these forward-looking statements.

We have filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering.

We believe that it is important to communicate future expectations to investors. However, there may be events in the future that we are not able to accurately predict or control. Factors that may cause such differences include, but are not limited to, those discussed under Risk Factors in our registration statement filed with the SEC, including the uncertainties associated with our lack of profitability, our continued capital needs, our lack of a long operating history, our growth strategy, the COVID-19 pandemic and its continued impact on the business, our technology development plans, and the regulatory environment in which we operate. We do not assume any obligation to update forward-looking statements as circumstances change.

Certain market data information in this presentation is based on management's estimates. Richtech obtained the industry, market and competitive position data used throughout this presentation from internal estimates and research as well as from industry publications and research, surveys and studies conducted by third parties. Richtech believes its estimates to be accurate as of the date of this presentation. However, this information may prove to be inaccurate because of the method by which Richtech obtained some of the data for its estimates or because this information cannot always be verified due to the limits on the availability and reliability of raw data, and the nature of the data gathering process.

You may access these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. The registration statement, initially filed on August 3, 2023, is available on the SEC Web site at http://www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact R.F. Lafferty & Co., Inc., 40 Wall Street, 29th Floor, New York, NY 10005, telephone: (212) 293-9090 or e-mail: info@rflafferty.com.

This presentation does not constitute an offer or invitation for the sale or purchase of securities or to engage in any other transaction with Richtech or its affiliates. The information in this presentation is not targeted at the residents of any particular country or jurisdiction and is not intended for distribution to, or use by, any person in any jurisdiction or country where such distribution or use would be contrary to local law or regulation.

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4 OFFERING OVERVIEW • Issuer: Richtech Robotics Inc. • Ticker Symbol : RR • Exchange: NASDAQ Capital Market • Underwriter: R.F. Lafferty & Co., Inc. • Offering Size: 3,000,000 Class B shares • Price Range : $4.00 - $6.00 per share See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. P ast performance is not indicative of future results. Invest may be speculative, illiquid and there is a risk of loss. VLL0

5 ABOUT RICHTECH ROBOTICS Richtech Robotics designs, develops, and commercializes service robots. The company provides hospitality and healthcare businesses with automated ecosystems that support their human workforces, addressing industry labor shortages and allowing them to increase their ROI and work more efficiently. Major Products • ADAM, an AI enabled dual armed robot. The core concept of ADAM is to develop a fully independent food and beverage business based entirely on robots and automation. ADAM has been successfully deployed as a bartender, coffee barista and boba tea barista. • DUST - E, a mobile autonomous commercial cleaning robot that provides robust and reliable cleaning to all types of floors. Our DUST - E lineup includes three models of differing sizes to address environments of varying sizes. • Matradee and Richie, delivery robots designed for restaurant and hotel applications. Matradee is designed for dining spaces that can be used for bussing, serving, hosting, advertising, and entertaining, while Richie is our room service delivery robots, that are elevator enabled and can traverse over 850,000 sq. ft.. KB0 VLL1VLL2 VLL3

6 INVESTMENT HIGHLIGHTS • World’s leading AI driven, total robotic solutions provider in food tech • Model generates long term recurring revenue and fuels rapid growth • AI - powered robotic solutions include: ⎼ Opening branded food and beverage establishments ⎼ Selling and/or leasing service robots • Highly diversified $230 billion addressable market by 2025. KB0 TT1 VLL2 VLL3

RICHTECH'S DEVELOPMENT ROADMAP


RICHTECH
ROBOTICS

2016~2019

- Service Robot Platform Development
- Robotic ARM's AI controlling system



2020

- Completed prototype development of Indoor delivery robot
- Developed Cloud Platform to realize data sharing of robots in multiple application scenarios in the future



2021

- Completed prototype development of commercial cleaning robots
- Started to deploy Matradee series Food delivery robot based on catering industry and achieved success
- Completed prototype development of ADAM's two-arm collaborative robot


DUST-E

2022

- Deployed delivery robot operation services for more than 80 customers
- Developed and commercialized ADAM dual-arm collaborative robot based on commercial scenarios such as wine, coffee, and milk tea



2023

- Launching our very own robotic boba tea and coffee shops, and revolutionizing the food industry with cutting-edge food trailers featuring integrated robots


CLOUFFEE

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8 MARKET IS CALLING NOTE: 1. Frost & Sullivan report Trend Opportunity Profile: Human Robot Collaboration February 2022 K6E4 - 36 estimated professional servic e category revenue in 2025 will be ~$230B $230 0 50 100 150 200 250 2025 (US$bn) T he nonindustrial service robotic market is forecasted to grow by 27.8% annually to $230 billion dollars by 2025. 1KB0KB1 VLL2

9 MARKET OPPORTUNITY Labor Shortage In The Market • We develop and provide service automation solutions that directly address the labor shortage problem affecting the US service industry. • According to industry marketing research by IBISWorld, as of 2023, there are over 184,596 hotels and motels currently in operation in the U.S. employing over 2.7 million workers. • According to an American Hotel and Lodging Association survey, 97% of its members reported a worker shortage. • Our solutions automate repetitive and time - consuming tasks which allows clients to reallocate labor hours to more value - creating roles. Industry Status Achieved So Far • Our solutions include delivery, commercial cleaning, food & beverage service, and customization and development service, which have been implemented more than 80 cities across the United States in restaurants, hotels, casinos, senior living homes, factories and retail centers. Target Market Share • America's No. 1 in Service Robotics KB0 KB1 KB2 VLL3

ADVANTAGE OF RICHTECH’S R&D Core: Algorithms and Cloud Platforms • The sensors, combined with a robust navigation software stack based on AI algorithms, provides our robots the ability to perform dynamic path planning through their environment. AI & Algorithms Based Technologies 10 Cloud Platform INTELLIGENT CLOUD PLATFORM • · Our AI Cloud Platform will allow businesses to plug in their robots and immediately leverage an immense amount of data to optimize workflows, lower management complexity, and minimize labor dependency.KB0TT1 VLL2

INTELLIGENT NAVIGATION AND SCHEDULING

RICHTECH ROBOTICS


Machine vision



WE SEE

LiDAR-based SLAM navigation system with depth perception able to identify static and moving obstacles within milliseconds.

WE COLLABORATE

Intelligent mobile sequencing coordinate multirobot deployments and actively improves scheduling efficiency via M2M learning.

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12 INTELLECTUAL PROPERTY Status Filing Date Country Title Application Number Pending December 13, 2021 U.S. Tray stabilizer system for food delivery robots 17549815 Pending November 24, 2021 U.S. Service robot 29790385 Pending November 24, 2021 U.S. Cleaning robot 29790387 Pending August 4, 2022 U.S. Autonomous cleaning robot system and method 17817639 Pending July 12, 2022 U.S. Vending machine assembly for an autonomous delivery robot 29846011 Pending February 12, 2022 U.S. Cleaning robot 29791849 Pending April 28, 2022 U.S. Debris gathering brush assembly for a cleaning robot 29836627 Intellectual Property

13 BUSINESS OPERATION MODEL RaaS Model Cooperative Operation Independent Operation • Robot - as - a - Service (RaaS) offering for clients • Delivery Robots: High volume environments such as hospitals and restaurants • DUST - E: Perform routine commercial cleaning • Strategic partnerships with coffee shop chains and renowned restaurants • Co - branded operations for mutual growth and shared resources • Targeting over 1,000 nationwide locations within the next five years • Introducing Cloutea , the first robotic Boba tea shop • Expanding Cloutea under a franchising development model • Goal to open 100 Cloutea shops per year KB0 TT1 TT2

14 COMPETITIVE LANDSCAPE THE WORLD ’ S L EADING TOTAL AUTOMATION PROVIDER IN FOODTECH FLOOR CLEANERS SERVICE BUSSING BARISTA + BARTENDER KITCHENTT0

PRODUCT MATRIX BUILT ON CLIENT VALUES 15 Unified RaaS (Robot - as - a - Service) cloud platform • Dual - arm collaborative robots • Delivery robots • Cleaning robots • Service network Our goal is to utilize robots for up to 80% of jobs in the service industry. Robots will take on the repetitive and mundane t ask s and allow operators in the service industry to focus on what really matters, the customer experience. Client Values • Less labor dependent • Simpler Operations • Higher Profit MarginsKB0

$6.0 $6.0 $2.1 $3.2 ($1.6) ($0.8) ($1.9) ($2.5) -3 -2 -1 0 1 2 3 4 5 6 7 FY 2021 FY 2022 FY 2022 Q3 YTD FY 2023 Q3 YTD ( US$mm ) Revenue EBIT 16 FINANCIALS NOTE: 1. Fiscal year ends at Sept 30. e.g. FY 2021 is from Oct 1, 2020, to Sept 30, 2021 2. Past performance is not indicative of future results. Fiscal Year Revenue (USD In Million)KB0 VLL1

17 REVENUE BREAKDOWN 108 2,981 1,392 2,767 5 1,876 4 258 32 441 238 145 0 500 1,000 1,500 2,000 2,500 3,000 3,500 FY 2021 FY 2022 FY 2022 Q3 YTD FY 2023 Q3 YTD (USD In Thousand) Robotic Sales Service Sales Leasing Robotics Revenue (USD In Thousand) NOTE: 1. Fiscal year ends at Sept 30. e.g. FY 2021 is from Oct 1, 2020, to Sept 30, 2021 2. Past performance is not indicative of future results.KB0

18 USE OF CAPITAL Application Approximately 35% of the proceeds will be allocated to research and development, with a particular focus on developing and optimizing robots for various vertical applications. This includes gaining a deep understanding of the workflows and processes of different industries in order to improve and upgrade traditional methods through the integration of robotics. Our efforts will also include the development of cloud platforms, the integration and advancement of artificial intelligence, and the exploration of more efficient ways to scale up production; R&D Approximately 25% of the proceeds will be used to invest in inventory in order to accelerate product delivery; Inventory Approximately 25% of the proceeds will be dedicated to marketing and promotion, including promoting our robot products in the domestic U.S. market, as well as the franchise plan for our robot bubble tea shops. We also plan to expand into the European and Southeast Asian markets; Marketing and Promotion Approximately 15% of the proceeds will be used to supplement working capital . Working Capital (USD In Million) TT0 VLL1

19 MANAGEMENT TEAM Wayne Huang CEO A natural born inventor and innovator, Wayne has over 20 years of experience in computer vision - based technology development management and product design. Wayne holds a number of product patents and has several pending, in fields from facial recognition to touchless interface. Phil Zheng COO Phil serves as Chief Operations Officer at Richtech , overseeing Sales, Operations, and Customer Success. Phil holds a BA from UCLA and a JD from UC Irvine School of Law. Michael Huang CFO As cofounder of Richtech , Michael oversees the planning, development, and execution of our product line. Michael is also responsible for supply chain management, coordinating with the R&D and product management teams. Matt Casella President With over two decades of diverse business experience, Matt’s expertise lies in strategically executing technology - forward solutions, driving growth, and ensuring financial accountability. As President of Richtech , Matt oversees corporate strategy, including the expansion of our robotic restaurants and financing activities, as well as investor relations. KB0

20 INDEPENDENT DIRECTORS John Shigley John is a retired Nevada certified public accountant with over 30 years of executive experience in large casino - hotels. John has held various positions in finance, marketing and operations, including Chief Financial Officer of Primadonna Resorts, President of Caesars Palace, Executive Vice President of New York, New York Las Vegas, Executive Vice President and Chief Financial Officer of MGM Grand Hotel Las Vegas, President of MGM Vietnam and Chief Operating Officer of Gaming for MGM China. Stephen Markscheid Stephen is Aerion Capital's Managing Principal, and independent non - executive director for prominent public firms like Fanhua , Jinko Solar, Kingwisoft , Monterey Capital. A GE Capital veteran, he propelled business development in Asia Pacific. Steve holds degrees from Princeton, Johns Hopkins, and Columbia. Saul Factor As president of Factor Healthcare Consulting, Saul is a strategic global healthcare and pharma executive with a track record of translating vision into innovative strategies. Collaborative leader skilled in high - level negotiations, trusted relationships, and achieving impressive financial and operational outcomes. A driving force in reshaping industry standards.

21 ADVISORY BOARD MEMBERS Michael J. Roberts Michael served as the President and Chief Operating Officer of McDonald‘s Corporation from 2004 to 2006, as the Chief Executive Officer of McDonald’s USA during 2004, and, prior to those roles, held various senior - level positions at McDonald‘s USA from 2001 to 2004. Dr. Darryl T. Jenkins Darryl is CEO of DLJ Consulting Group with over 30 years’ experience in corporate leadership, strategic planning, information technology, and organizational development with leading Fortune 500 companies. He serves as Chairman of the Board of Judson University, a professor and is business advisor to corporate and nonprofit clients. Dr. Lingyun Gu Lingyun graduated from the School of Computer Science at Carnegie Mellon University with a Ph.D. degree and has dedicated 25 years to the field of artificial intelligence. He has at least 15 invention patents in the United States and China. Yman Vien Yman , a Chinese American leader from Vietnam, is a business consultant and financial advisor with 29 years of banking experience. Recognized by the American Bankers Association, she now serves as a Business Banker at Lakeside Bank and has a history of philanthropic involvement as a trustee and treasurer for Ravenswood Health Care Foundation.KB0

22 INVESTMENT SUMMARY • World’s leading AI driven, total robotic solutions provider in food tech • Model generates long term recurring revenue and fuels rapid growth • AI - powered robotic solutions include: ⎼ Opening branded food and beverage establishments ⎼ Selling and/or leasing service robots • Highly diversified $230 billion addressable market by 2025KB0TT1 VLL2

Underwriter: R.F. Lafferty & Co., Inc. 40 Wall Street, 29th Floor, New York, NY 10005 212 - 293 - 9090 info@rflafferty.com Richtech Robotics Inc 4175 Cameron St, Ste 1, Las Vegas, NV 89103 702 - 534 - 0050 ir@richtechrobotics.comVLL0